Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Pre-Effective Amendment No. 3 to Form S-3) and related Prospectus of EarthLink, Inc. for the registration of 32,083,333 shares of EarthLink, Inc.'s common stock and to the incorporation by reference therein of our report dated January 29, 2001, with respect to the consolidated financial statements of EarthLink, Inc. included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Atlanta, Georgia
August 1, 2001